Exhibit 99.1

General Dynamics Elects Danny Deep to

Board of Directors

August 06, 2026 | Press Release

RESTON, Va. – General Dynamics (NYSE: GD) announced today that its board of directors has elected Danny Deep to be a director of the corporation.

Deep, age 56, has served as the president of General Dynamics since December 2025. He has been with the company for more than 20 years. Prior to his role as president, he held various operating roles within the company, including executive vice president for Global Operations, executive vice president for Combat Systems, and president of General Dynamics Land Systems.

Danny’s deep operational experience and superb judgment honed during a decades-long career at General Dynamics bring important skills to the company’s board,” said Phebe Novakovic, chairman and CEO. “We look forward to his valuable contributions. ”

Headquartered in Reston, Virginia, General Dynamics is a global aerospace and defense company that offers a broad portfolio of products and services in business aviation; ship construction and repair; land combat vehicles, weapon systems and munitions; and technology products and services. General Dynamics employs more than 120,000 people worldwide and generated $52.6 billion in revenue in 2025. More information is available at www.gd.com.

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GD CORPORATE HEADQUARTERS

Media Contact:

Jeff A. Davis

press@generaldynamics.com